Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Mel Stephens
(248) 447-1624
Lear Establishes Global Operating Structure
For Its Seating and Electrical and Electronic Businesses
Louis R. Salvatore to lead global Seating business and
Raymond E. Scott to lead global Electrical and Electronic business
     SOUTHFIELD, Mich., February 11, 2008 — Lear Corporation (NYSE: LEA), a leading global supplier of automotive seating, electrical distribution systems and electronic products announced today that it is establishing a global operating structure for its two business groups. Accordingly, Louis R. Salvatore has been appointed president, Global Seating Systems, and Raymond E. Scott has been named president, Global Electrical and Electronic Systems.
     In their new roles, Salvatore and Scott will continue to report to Lear Chairman, Chief Executive Officer and President, Bob Rossiter. The appointments are effective immediately.
     “Over the past two years, we have made significant progress in streamlining our organization, restructuring our operations and increasing our focus on our seating and electrical and electronic businesses to improve our long-term competitiveness,” said Rossiter. “The next step to further strengthen and grow our Company is to establish global organizations for these core businesses. This new structure will best support the global strategies of our customers and allow us to take full advantage of our global scale, leverage our worldwide engineering and product development resources and access the lowest possible manufacturing and sourcing available.”
     Rossiter continued: “Ray and Lou each have the global operating experience, proven-track records of accomplishment and the outstanding leadership qualities I believe are necessary to execute our strategy and take our Company to the next level. I look forward to working with them as we continue to implement initiatives to further grow and diversify our sales, continue to improve our financial results and deliver the best possible value to our customers and our shareholders.”
     Prior to his current position, Ray Scott, age 42, was senior vice president and president of Lear’s North American Seating Systems, a position he has held since August of 2006. Since joining Lear in 1988, he has held a series of increasingly responsible positions at Lear, both in Europe and in the U.S., including president of Lear’s North American Customer Group; president of Lear’s European Customer Focused Division; president of the General Motors and Fiat Customer Focused Divisions; vice president and general manager of Lear GM-Europe; and vice president of Operations for Lear-Saab.
     Scott earned a Bachelor of Science degree in economics from the University of Michigan. He has also earned a master of business administration degree from Michigan State University’s Advanced Management Program.
     Most recently, Salvatore was senior vice president and president of Lear’s Asian Operations and Asian Customer Group, a position he has held since August 2005. He began his career with Lear in 1996 as vice president of Global Purchasing and has held various positions of increasing responsibility including president of both Lear’s DaimlerChrysler and Ford business units as well as president of Lear’s North American Electrical/Electronic and Interior Divisions.

     Before joining Lear, Salvatore, age 52, held a number of manufacturing, finance, engineering and purchasing roles during a 14-year career with Ford Motor Company. Lou received a Bachelor of Arts degree from Baldwin-Wallace College in Berea, Ohio and a master of business administration degree from Michigan State University in East Lansing, Mich. He also completed one year of post graduate work in international business at Michigan State University.
     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electrical distribution systems and electronics products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 91,000 employees at 215 facilities in 34 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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